EXHIBIT 99.2

The Spiegel Group Receives Final Approval for $400 Million
DIP Financing Facility

DOWNERS GROVE, Ill. - May 5, 2003 - The Spiegel Group (Spiegel, Inc.)
today announced that it has received final Bankruptcy Court approval for the full amount of its $400 million senior secured debtor-in-possession
(DIP) financing facility. A consortium of banks, led by Bank of America, N.A.,Fleet Retail Finance Inc. and
The CIT Group/Business Credit, Inc., will provide the DIP financing facility. Banc of America Securities LLC arranged this financing.
  The DIP facility is an asset-based facility, with loan availability tied to a borrowing base test measured by the value of the company's inventory, receivables and other collateral on a regular basis. $50 million of the DIP facility is specifically available to fund receivables generated under the consumer credit cards issued directly by the company's merchant divisions. Under the terms of the agreement, this $50 million expires upon either the company's termination of the $50 million financing or 120 days after the date of the final order, whichever occurs first. Upon such termination, the amount available under the DIP facility will be reduced to $350 million.
  The DIP facility will supplement the company's cash flow from operations to fund its operations, including the purchase of goods and services, during the restructuring period. The company continues to believe that this financing, together with its current cash reserves and cash flow from its operations, will be sufficient to fund its operations during the reorganization process. As previously announced on March 17, 2003, the Court approved $150 million of interim financing under this facility.
  "The Court's final approval of our DIP financing is another important step forward as we continue our efforts to restore the financial health of our business," stated Bill Kosturos, interim chief executive officer and chief restructuring officer of The Spiegel Group. "This financing facility enables The Spiegel Group to continue to operate smoothly throughout the reorganization process."

About The Company
  The Spiegel Group (Spiegel, Inc.) is a leading international specialty retailer marketing fashionable apparel and home furnishings to customers through catalogs,more than 550 specialty retail and outlet stores, and e-commerce sites, including eddiebauer.com, newport-news.com and spiegel.com. The Spiegel Group's businesses include Eddie Bauer, Newport News and Spiegel Catalog. Investor relations information is available on The Spiegel Group Web site at http://www.thespiegelgroup.com.

Forward Looking Statements
  This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based upon the company's current expectations and assumptions. You should not place undue reliance on those statements because they speak only as of the date of this release. Forward-looking statements include information concerning the company's possible or assumed future financial condition or results of operations. These statements often include words such as "expect," "plan," "believe," "anticipate," "intend," "estimate," or similar expressions. As you read and consider this release, you should understand that these statements are not guarantees of financial condition, performance or results. They involve risks, uncertainties and assumptions. Although the company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results and actual results could differ materially from the forward-looking statements. These factors include, but are not limited to, uncertainty regarding the company's ability to continue as a going concern; uncertainty regarding the company's ability to operate pursuant to the terms of the DIP facility; uncertainty regarding the company's ability to develop and consummate one or more plans of reorganization; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the Chapter 11 case to a Chapter 7 case; the effect on the company's net sales and cash flow of its decision to stop accepting private-label credit cards at its merchant companies; uncertainty regarding the servicing of the company's existing securitized credit card receivables portfolio upon the liquidation of FCNB; the effects on the company of the Pay-Out Events recently experienced by all of the company's securitization agreements that are backed by the company's credit card receivables; the ultimate effect on the company of the pending investigation by the SEC;
the uncertainty relating to the sale or liquidation of the bankcard segment; the ability of the company to maintain trade credit and contracts that are important to its operations; the financial strength and performance of the retail and direct marketing industry; changes in consumer spending patterns; risks associated with collections on the company's credit card portfolio;
the success of merchandising, advertising, marketing and promotional campaigns; and various other factors beyond the company's control.
  All future written and oral forward-looking statements made by the company or persons acting on the company's behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for the company's ongoing obligations to disclose material information as required by the federal securities laws, the company does not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

CONTACT:  Debbie Koopman
          (630) 769-2596
          Debbie_Koopman@spgl.com